Exhibit 99.1

Mr. Cooper Group Announces Election of Shveta Mujumdar to Board of Directors

DALLAS--(BUSINESS WIRE)--February 21, 2020--Mr. Cooper Group Inc. (NASDAQ: COOP) today announced the appointment of Ms. Shveta Mujumdar to its board of directors. Mujumdar currently serves as Vice President, Corporate Development for Intuit, a leading business and financial software company.

“We are pleased to welcome Shveta to our board and believe her experience will help us stay laser-focused on the customer experience and the innovative use of technology in our business,” said Jay Bray, Chairman and CEO of Mr. Cooper Group.

Mujumdar has experience in the fields of software-as-a-service, consumer Internet and mergers and acquisitions. Prior to her current role at Intuit, she served as Vice President, Corporate Development for Lynda.com, an online learning platform, up until and through the sale to LinkedIn for $1.5B. Additionally, Mujumdar has held various strategy, corporate development and financial advisory roles at QuinStreet, Live Nation/Ticketmaster, Goldman Sachs and Deloitte. She holds a B.A. and M.A. in economics from the University of Southern California and an M.B.A. from the University of California, Berkeley Haas School of Business.

“Mr. Cooper Group has an impressive company culture, a customer focused mindset and an extraordinary track record of growth, and I’m excited to join the team and play a role in the company’s continued transformative efforts,” said Shveta Mujumdar, Director at Mr. Cooper Group.

Boardspan Inc. served as an advisor to Mr. Cooper Group in this appointment.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies.

Contacts

Shareholder Inquiries:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Inquiries:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com